Exhibit 99.1

Center Bank Assumes All Deposits of Oakland, California-Based Innovative Bank from FDIC

-- Earnings-Accretive Transaction Expands Center Bank’s Geographic Footprint into Northern California --

LOS ANGELES--(BUSINESS WIRE)--April 16, 2010--Center Financial Corporation (NASDAQ: CLFC) today announced that its wholly owned bank subsidiary, Center Bank, acquired the banking operations of Oakland, California-based Innovative Bank from the Federal Deposit Insurance Corporation (FDIC), effective as of the close of business today, following the closing of Innovative Bank by the California Department of Financial Institutions.

To protect depositors of Innovative Bank and acting in its corporate capacity and as receiver, the FDIC entered into a purchase and assumption agreement under which Center Bank assumed all retail deposits and acquired substantially all of the assets of Innovative Bank. Three of Innovative’s branches will reopen Saturday morning, April 17, during normal business hours as part of the Center Bank franchise, including the Oakland Chinatown and Santa Clara branches in Northern California and one branch in downtown Los Angeles. The headquarters branch in Oakland will reopen during normal business hours on Monday morning, April 19. Depositors of Innovative Bank automatically become depositors of Center Bank and will be able to continue accessing their funds by writing checks or using ATM or debit cards, and will continue to have access to their online banking/billpay.

Under the terms of the transaction, Center Bank will receive total assets of approximately $284 million, including approximately $178 million in loans, and assume substantially all of Innovative’s liabilities, including approximately $240 million in deposits. As part of the purchase and assumption agreement, the FDIC and Center Bank entered into a loss sharing agreement covering certain of the acquired loans.

“First and foremost, our overriding goal is to ensure a smooth transition and to provide uninterrupted service for the customers impacted by the regulators’ actions today,” said Jae Whan (J.W.) Yoo, president and chief executive officer of Center Financial Corporation. “Backed by the strength and security of Center Bank, all Innovative Bank customers can be rest assured that their deposits are safe and fully insured to the maximum permitted by law. We welcome Innovative’s customers to the Center Bank family and look forward to offering them a broader array of financial products and services, as well as an expanded geographic network of full-service branches and ATMs.

“Following our successful capital raises late in 2009, we are pleased to have been able to swiftly capitalize on this opportunity. We believe today’s announcement is particularly important in that it marks our entry into Northern California. In addition, the transaction is expected to be immediately accretive to our earnings, furthering our efforts to return to profitability near term, and sets the stage for additional growth opportunities in 2010. We look forward to providing additional details related to this transaction when we report our 2010 first quarter financial results on April 28,” Yoo said.

FIG Partners served as financial advisor and King, Holmes, Paterno & Berliner, LLP acted as legal advisor to Center Financial on the transaction.

Investor Conference Call

As previously announced, the company will host an investor conference call on Thursday, April 29, 2010 at 9 a.m. PDT (12 noon EDT) to review financial results for its 2010 first quarter. The institutional investment community is invited to participate in the call by dialing 866-788-0541 (domestic) or 857-350-1679 (international) and entering passcode 55309746. Other interested parties are invited to listen to the live call through a listen-only audio Web broadcast via the Internet in the Investor Relations section of www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephonic replay of the call will be available through Thursday, May 6, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering replay passcode 21432009.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.19 billion at December 31, 2009. Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the maximum permitted by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CONTACT:
Center Financial Corporation
Lonny Robinson
Chief Financial Officer
213.401.2311
lonnyr@centerbank.com
or
PondelWilkinson Inc.
Angie Yang
Investor Relations
213.422.1390
ayang@pondel.com